Exhibit 10.21
AMENDED AND RESTATED AGNC INVESTMENT CORP.
2016 EQUITY AND INCENTIVE COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of [ ] (the “Date of Grant”), by and between AGNC Investment Corp., a Delaware corporation (the “Company”), and [ ] (“Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s Amended and Restated 2016 Equity and Incentive Compensation Plan (the “Plan”). As used in this Agreement:
a.“Continuous Retirement Service” means full-time service or part-time service (equal to at least twenty-four (24) hours per week) as an employee of the Company or its Subsidiaries, which shall be measured from the later of (i) the date of hire with the Company (or the applicable Subsidiary) and (ii) AGNC Investment Corp.’s initial public offering (“IPO”) in May 2008; provided, however, that “Continuous Retirement Service” shall also include service by employees of American Capital, Ltd. whose job duties were significantly devoted to AGNC Mortgage Management, LLC (“AMM”), AGNC Investment Corp., AGNC Management, LLC, or MTGE Management, LLC prior to AGNC Investment Corp.’s acquisition of AMM in 2016 as set forth on Exhibit B.
b.“Disability” has the meaning set forth in the Employment Agreement.
c.“Employment Agreement” means [ ].
d.“Performance Period” means the AER Performance Period or the RER Performance Period, each as defined in Exhibit A, as applicable.
e.“Re-Externalization” means a sale, merger or other transaction that results in the transfer or issuance of a majority of the outstanding equity interests of AMM or AGNC Management, LLC to a person or entity other than a Subsidiary of the Company.
f. “Release” means the release described in subparagraph 6(f) of the Employment Agreement.
g.“Replacement Award” means an award (i) of time-based RSUs (as defined in Section 2 hereof) with a value at least equal to the value of the RSUs covered by this Agreement, determined based on actual achievement of the performance conditions described on Exhibit A on a Prorated Basis (as defined in Exhibit A) as of the most recent date prior to the Change of Control for which applicable data for such determination is publicly available, as determined by the Board or the Committee pursuant to Exhibit A, (ii) that vests in full on the date set forth in Section 4, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (iv) the tax consequences of which to Grantee under the Code are not less favorable to

Exhibit 10.21
Grantee than the tax consequences of the RSUs covered by this Agreement and (v) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs covered by this Agreement (including the provisions that would apply in the event of certain terminations of employment and a subsequent Change of Control or, if the surviving entity is internally managed, an externalization of management). A Replacement Award may be granted only to the extent it does not result in the RSUs covered by this Agreement or the Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs covered by this Agreement if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1(g) are satisfied will be made by the Committee, as constituted immediately prior to the Change of Control, in its sole discretion.
h.“Restrictive Covenant Obligations” means, collectively, the Employment Agreement Covenants (as defined in Section 13) and the requirement that, upon Retirement, Grantee must not: (i) either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity, render any services to any company, business, agency, partnership or entity engaged in a business competitive with the Company or its Subsidiaries (“Restricted Business”) other than the Company or its Subsidiaries; (ii) directly or indirectly induce or attempt to influence any employee of the Company or its Subsidiaries to leave its employ; (iii) directly or indirectly induce or attempt to influence any customer, vendor, supplier, counterparty or consultant of the Company or its Subsidiaries to alter its relationship with the Company or its Subsidiaries; (iv) make or hold any investment in any Restricted Business other than the Company or its Subsidiaries, whether such investment be by way of loan, purchase of stock or other securities or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 2% of the listed or traded stock of any publicly held corporation; or (v) agree, commit, or otherwise reach an understanding in writing to do any of the foregoing.
i.“Retirement” means the termination of Grantee’s employment with the applicable employer after becoming Retirement Eligible.
j.“Retirement Conditions” means, upon Grantee’s Retirement: (i) Grantee must have fully complied with the Restrictive Covenant Obligations, as well as the terms and conditions of Grantee’s employment, including compliance with all of the Company’s policies and procedures; (ii) there must not be any circumstances that exist at the time of such Grantee’s Retirement that would give the Company grounds to terminate Grantee’s employment for “Cause” (as such term or similar term is defined in the Employment Agreement) as determined by the Committee in its sole discretion; (iii) within sixty (60) days following Grantee’s Retirement, Grantee must execute and not revoke a Release; and (iv) in the case of a voluntary termination of employment by Grantee, Grantee must have delivered written

Exhibit 10.21
notice to the Committee or the Chief Executive Officer of the Company (other than for himself or herself) of his or her intent to retire from the Company at least ninety (90) days prior to the effective date of such Grantee’s Retirement (unless such notice period is waived by the Committee or the Chief Executive Officer (other than for himself or herself)).
k.“Retirement Eligible” has the meaning set forth in Section 5(c) below.
l.“Termination For Good Reason” has the meaning set forth in the Employment Agreement.
m.“Termination Without Cause” has the meaning set forth in the Employment Agreement.
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Grantee a target number of [ ] Restricted Stock Units (the “Target Number of RSUs”) (with a maximum number of [ ] Restricted Stock Units to be potentially earned pursuant to Exhibit A (the “Maximum Number of RSUs”, and all Restricted Stock Units covered by this Agreement, the “RSUs”)), plus the related RSUs granted as dividend equivalents pursuant to the terms of Section 8(a), and subject to the terms and conditions set forth on Exhibit A. Each RSU shall represent the right of Grantee to receive one share of Common stock of the Company as defined in Section 2(i) of the Plan (“Common Stock”) subject to and upon the terms and conditions of this Agreement.
3.Restrictions on Transfer of RSUs. Neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to Grantee pursuant to Section 7 hereof, other than as described in Section 15 of the Plan.
4.Vesting. The RSUs covered by this Agreement shall become nonforfeitable and payable to Grantee on [ ], provided that the Board or the Committee has certified achievement of the applicable performance conditions set forth on Exhibit A and Grantee remains continuously employed by the Company or any of its Subsidiaries (or any of their successors) through such date.
5.Accelerated Vesting. Notwithstanding the provisions of Section 4 hereof, all or a portion of the RSUs covered by this Agreement will become nonforfeitable and payable to Grantee upon the occurrence of the earliest of any of the following events (to the extent provided below):
a.If, while Grantee is continuously employed by the Company or any of its Subsidiaries (or any of their successors), a Change of Control occurs and a Replacement Award is not provided to Grantee on the date of such Change of Control, the number of RSUs that will become nonforfeitable and payable to Grantee shall equal the number of RSUs that Grantee would be entitled to receive based on actual achievement of the performance conditions described on Exhibit A on a Prorated Basis (as defined in Exhibit A) as of the most recent date prior to the Change of Control for which applicable data for such determination is

Exhibit 10.21
publicly available, as determined by the Board or the Committee pursuant to Exhibit A. Such number of RSUs shall become nonforfeitable and payable to Grantee on the date of such Change of Control.
b.If Grantee’s employment with the Company or any of its Subsidiaries (or any of their successors) terminates at any time as a result of: (i) Grantee’s death, (ii) Grantee’s Disability (pursuant to subparagraph 5(b)(ii) of the Employment Agreement), (iii) a Termination Without Cause or (iv) a Termination For Good Reason, the number of RSUs that will become nonforfeitable and payable to Grantee shall equal the number of RSUs that Grantee would have been entitled to receive if Grantee had remained employed until the last day of the Performance Period (based on actual achievement of the performance conditions described on Exhibit A during the Performance Period, as determined by the Board or the Committee after the end of the Performance Period). Such number of RSUs shall become nonforfeitable and payable to Grantee on or before March 15 of the calendar year immediately following the end of the Performance Period.
c.Subject to the remainder of this Section 5(c) and Grantee’s compliance with the Retirement Conditions, if, on or after January 1, 2026, Grantee has: (i) attained the age of 65 and completed at least three (3) years of Continuous Retirement Service; (ii) attained the age of 55 and completed at least three (3) years of Continuous Retirement Service, and the sum of Grantee’s age (rounded down to the nearest whole year) and years of Continuous Retirement Service is equal to or greater than 70; or (iii) completed at least twenty (20) years of Continuous Retirement Service (any of the circumstances described in clauses (i), (ii), or (iii) of this Section 5(c) referred to as becoming “Retirement Eligible”), the RSUs covered by this Agreement shall continue to vest in accordance with this Agreement on the same terms as though Grantee had remained employed until the last day of the Performance Period. Such number of RSUs shall become nonforfeitable and payable to Grantee on or before March 15 of the calendar year immediately following the end of the Performance Period. Notwithstanding the foregoing, the continued vesting and settlement of RSUs described in this Section 5(c) shall only apply if Grantee complies with the Restrictive Covenant Obligations until the time that such RSUs are paid to Grantee, and the Company reserves the right to withhold payment for any vested RSUs in the event that Grantee violates the Restrictive Covenant Obligations prior to the date on which such RSUs are paid to Grantee (and such vested RSUs shall be forfeited for no consideration).
6.Forfeiture. Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Section 4 or Section 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically and without further notice, and shall no longer be considered covered by this Agreement, on the date on which Grantee ceases to be employed by the Company or any of its Subsidiaries, AMM (including following a Re-Externalization) or any of its subsidiaries or any of their respective successors.
7.Form and Time of Payment of RSUs.

Exhibit 10.21
a.Form. Payment in respect of the RSUs, after and to the extent they have become nonforfeitable pursuant to Section 4 or Section 5 hereof, shall be made in the form of shares of Common Stock. Payment shall only be made in whole shares of Common Stock; any fractional shares shall be paid to Grantee in cash. The Company’s obligations to Grantee with respect to the RSUs will be satisfied in full upon the issuance of the shares of Common Stock (or, with respect to fractional shares, upon the payment in cash) corresponding to such RSUs.
b.Timing.
i.The RSUs that become nonforfeitable pursuant to Section 4 hereof shall be paid within ten (10) days following the date on which such RSUs become nonforfeitable.
ii.The RSUs that become nonforfeitable pursuant to Section 5(a) hereof shall be paid on the date of such Change of Control.
iii.The RSUs that become nonforfeitable pursuant to Section 5(b) or 5(c) hereof shall be paid on or before March 15 of the calendar year immediately following the end of the Performance Period; provided that if any of the events contemplated in Section 5(b) or 5(c) hereof occurs on or before the last day of the Performance Period, Grantee (or, if applicable, Grantee’s estate) shall have first executed and not revoked a Release.
8.Dividend Equivalents; Other Rights.
a.From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid to Grantee in accordance with Section 7 hereof or (ii) the time when Grantee’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 6 hereof, on the date that the Company pays a cash dividend (if any) or other cash distribution to holders of shares of Common Stock generally, Grantee shall be entitled to a number of additional RSUs determined by dividing (A) the product of (x) the dollar amount of such cash dividend or other cash distribution paid per share of Common Stock on such date and (y) the total number of RSUs (including dividend equivalents credited thereon) previously credited to Grantee pursuant to this Agreement as of such date, to the extent such RSUs have not become nonforfeitable and paid to Grantee in accordance with Section 7 hereof, by (B) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same applicable terms and conditions (including vesting, forfeitability, dividend equivalents and payment) as apply to the RSUs as to which the dividend equivalents were credited.
b.Grantee shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to Grantee pursuant to Section 7 hereof.

Exhibit 10.21
c.The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock or pay cash in the future, and the rights of Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
9.No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of Grantee.
10.Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
11.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to Grantee of shares of Common Stock or any other payment to Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, as described more fully below. The Company shall satisfy such withholding requirement by retaining a portion of the shares of Common Stock to be delivered to Grantee. With prior approval by the Committee, Grantee may elect that all or any part of such withholding requirement be satisfied by other means, including by delivering to the Company other shares of Common Stock held by Grantee (or proceeds from the sale thereof) or cash. Any shares of Common Stock used for withholding hereunder will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date of payment pursuant to Section 7 hereof. In no event will the amount that is withheld pursuant to this Section 11 to satisfy applicable withholding taxes exceed the minimum statutory tax rates applicable with respect to Grantee, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, and (ii) such additional withholding amount is authorized by the Committee.
12.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
13.Clawback. The RSUs shall be subject to the Company’s Clawback Policy, as in effect on the Date of Grant, as may be amended or supplemented from time to time. In

Exhibit 10.21
addition, in the event that Grantee breaches any provision of subparagraphs 7(a) and 7(b) of the Employment Agreement during the Non-Competition Period (as defined in the Employment Agreement) (the “Employment Agreement Covenants”), Grantee shall forfeit any right to receive shares of Common Stock with respect to RSUs that have vested pursuant to Section 5(b) or 5(c) hereof (to the extent such shares have not yet been delivered), and, in the event that such shares have been delivered, the Company shall be entitled to recoup such shares and the gross proceeds from any sale of such shares by Grantee. Such forfeiture or recoupment shall be in addition to, not in substitution of, any other remedies that the Company and its Subsidiaries may have with respect to such breach.
14.Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries (or any of their successors) and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries (or any of their successors).
15.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s written consent and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure exemption from or compliance with Section 409A of the Code or Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, including as a result of the implementation of, or modification to, any clawback policy the Company adopts, as provided for in subparagraph [ ] of the Employment Agreement.
16.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
17.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. To the extent not expressly set forth in this Agreement, the terms of the Plan shall govern.
18.Acknowledgement. Grantee acknowledges that Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
19.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

Exhibit 10.21
20.Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
21.Notices. Any notice to the Company provided for herein shall be in writing (including electronically) to the Company, marked Attention: General Counsel, and any notice to Grantee shall be addressed to Grantee at Grantee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).
22.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
23.Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to comply with or be exempt from Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding anything in this Agreement or the Plan to the contrary, all payments made to Grantee pursuant to this Agreement will be made within the short-term deferral period specified in Treasury Regulation §1.409A-1(b)(4).
24.Counterparts. This Agreement may be executed in one or more counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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Exhibit 10.21
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has executed this Agreement, as of the Date of Grant.

AGNC INVESTMENT CORP.

By:
Name:
Title:

GRANTEE’S SIGNATURE

Print Name:

Exhibit 10.21
Exhibit A
Performance Vesting Schedule

Exhibit 10.21
Exhibit B